UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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1ST CENTURY BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

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May 16, 2008

Waheed Hassan, CFA

RiskMetrics Group

2099 Gaither Road

Rockville, MD 20850

Dear Mr. Hassan:

I am forwarding to you certain “peer group” information that was referenced during the discussion today. Please let us know if there is any other information that we can provide.

Sincerely,

Alan Rothenberg

CEO, Chairman of the Board

1st Century Bancshares

1ST CENTURY BANCSHARES, INC.

1875 Century Park East, Suite 1400 • Los Angeles, CA 90067 • MAIN: (310) 270-9500 • FAX: (310) 270-9599 • www.1stcenturybank.com

Selected Financial Performance Class of 2004 De Novo Banks In California

Name (City)		12/31/2007 Total Assets (000s)	12/31/2007 Total Deposits (000s)	2006 Total Deposits (000s)	12/31/2007 Sh. Equity (000s)	12/31/2007 Undivided Profits (000s)	12/31/2007 Net Income (000s)	2006 Net Income (000s)	12/31/2007 Return On Average Assets	12/31/2007 Return On Average Equity	12/31/2007 Loans/ Deposits	Initial Capital (000s)
1st Century Bank, N.A.
Los Angeles, CA		223,855	161,192	145,087	58,812	(4,799)	2,912	53	1.4%	5.2%	106.8%	26,400
Bank of Santa Clarita
Santa Clarita, CA		144,150	110,285	87,994	18,550	(3,360)	(331)	(592)	(0.3)%	(1.8)%	111.4%	13,700
Bay Commercial Bank
Walnut Creek, CA		90,710	89,793	60,428	15,238	(403)	1,207	226	1.5%	8.3%	114.3%	15,400
Beach Business Bank
Manhattan Beach, CA		213,993	172,685	98,576	37,386	(63)	595	1,046	0.3%	1.6%	109.1%	10,700
Charter Oak Bank
Napa, CA		106,678	88,558	61,583	15,935	(2,566)	46	(321)	0.1%	0.3%	102.9%	17,600
Independence Bank
Newport Beach, CA		383,045	229,025	187,613	34,776	(993)	1,652	791	0.5%	4.9%	146.2%	8,500
Mother Lode Bank
Sonora, CA		67,393	58,745	55,314	8,363	(1,830)	(301)	(174)	(0.5)%	(3.6)%	80.0%	7,600
Pacific Valley Bank
Salinas, CA		160,785	139,202	84,946	17,781	(4,984)	(2,499)	(736)	(1.9)%	(13.4)%	77.4%	12,300
Point Loma Community Bank
San Diego, CA(1)		56,436	49,140	36,674	7,193	(807)	167	197	0.3%	2.4%	101.0%	8,000
Redwood Capital Bank
Eureka, CA		128,708	117,233	91,757	10,920	(1,356)	879	750	0.8%	8.9%	88.9%	11,000
Santa Cruz County Bank
Santa Cruz, CA		160,369	139,009	112,982	19,151	204	980	2,275	0.7%	5.3%	82.0%	13,200

	Average	157,829	121,352				482		0.7%	5.0%
	Median	144,150	117,233				595		0.5%	4.9%

(1) Majority owned by Capital Bancorp, Lansing. Michigan • - part of a multi-bank holding company structure.